Exhibit 10.6

Vitro Biopharma, Inc.
2022 Omnibus Incentive Compensation Plan

Notice of Restricted Stock Grant

You have been granted an award of Shares of Restricted Stock of Vitro Biopharma, Inc. (the “Company”):

Name of Participant:

Number of Shares of Restricted Stock:

Date of Grant:

Period of Restriction:	Subject to your Continuous Service (as defined below in the Restricted Stock Agreement) not being terminated on each such date: (i) the Period of Restriction will lapse for [_____] of the Shares of Restricted Stock on [_____]; (ii) the Period of Restriction will lapse for [_____] of the Shares of Restricted Stock on [_____]; and (iii) the Period of Restriction will lapse for [_____] of the Shares of Restricted Stock on [_____].

If the Company is subject to a Change in Control and your Continuous Service has not terminated as the closing date of the Change in Control, then the Period of Restriction will lapse for all Shares of Restricted Stock to the extent not lapsed as of the closing date of the Change in Control.

You and the Company agree that the Restricted Stock is granted under and governed by the terms and conditions of the Company’s 2022 Omnibus Incentive Compensation Plan (the “Plan”) and the Restricted Stock Agreement, both of which are attached to, and made a part of, this document. All capitalized terms used in this Notice of Restricted Stock Grant shall have the meanings assigned to them in the Restricted Stock Agreement, the Notice of Restricted Stock Grant or the Plan.

You further agree to accept by email all documents relating to the Plan or this award and all other documents that the Company is required to deliver to its security holders. You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.

Participant	Vitro Biopharma, Inc.

By:

Title:

Vitro BioPharma, Inc.

2022 Omnibus Incentive Compensation Plan

Restricted Stock Agreement

Grant of Restricted Stock

Subject to all of the terms and conditions set forth in the Notice of Restricted Stock Grant, this Restricted Stock Agreement (this “Agreement”) and the Plan, the Company has granted you the number of Shares of Restricted Stock of the Company specified in the Notice of Restricted Stock Grant.

All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Notice of Restricted Stock Grant or the Plan.

Period of Restriction

The Period of Restriction applicable to the Shares of Restricted Stock will lapse as set forth in the Notice of Restricted Stock Grant.

In no event will the Restricted Period to which your Restricted Stock is subject lapse after your Continuous Service has terminated for any reason.

Termination of Continuous Service

If your Continuous Service terminates for any reason, you will immediately forfeit the Restricted Stock to the extent the Restricted Stock is subject to a Period of Restriction and thus is unvested as of the date of your termination of Continuous Service. The Committee determines when your Continuous Service terminates for all purposes of your Restricted Stock award in accordance with the below definition of Continuous Service.

For purposes of this Agreement, Continuous Service means that your service with the Company, a Subsidiary or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which you render service to the Company, Subsidiary or an Affiliate as an Employee, Consultant or Director or a change in the entity for which you render such service, provided that there is no interruption or termination of your service with the Company, a Subsidiary or an Affiliate, will not terminate your Continuous Service.

Termination of Continuous Service – For Cause	Notwithstanding the foregoing, if your Continuous Service is terminated by the Company, a Subsidiary or Affiliate for Cause (as defined below) or the breach of any non-competition or confidentiality restrictions applicable to you, (i) your right to receive an issuance of Restricted Stock shall immediately terminate, (ii) any unvested Shares of Restricted Stock held by you shall be forfeited, and (iii) if the Shares of Restricted Stock have been issued upon the expiration of the Period of Restriction, in whole or in part, then either (A) the Shares so issued shall be forfeited and returned to the Company, or (B) you will be required to pay to the Company in cash an amount equal to the Fair Market Value of such Shares as of the expiration of the Period of Restriction.

Leaves of Absence and Part-Time Work

For purposes of this Agreement, your Continuous Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of service is required by applicable law, the Company’s leave of absence policy, or the terms of your leave.

If you go on a leave of absence, then the Period of Restriction specified in the Notice of Restricted Stock Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, the Company may adjust the Period of Restriction so that the rate of vesting is commensurate with your reduced work schedule.

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Cause	If your Continuous Service is terminated as a result of any of the following, as determined by the Committee, you will be considered to have been terminated for Cause:

●	commission of an act of fraud, embezzlement or other act of dishonesty that would reflect adversely on the Company’s, its Subsidiaries’ or Affiliates’ integrity, character or reputation, or that would cause harm to the Company’s or its Subsidiaries’ or its Affiliates’ operations or business prospects;

●	breach of a fiduciary duty owed to the Company, its Subsidiaries or its Affiliates;

●	violation or threatening to violate a restrictive covenant agreement, such as a non-compete, non-solicit, or non-disclosure agreement, between you and the Company, a Subsidiary or an Affiliate;

●	unauthorized disclosure or use of confidential information or trade secrets of the Company, a Subsidiary or Affiliate;

●	violation of any of the Company’s, its Subsidiaries’ or its Affiliates’ lawful policies or rules, including any applicable code of conduct;

●	commission of criminal activity;

●	failure to reasonably cooperate in any investigation or proceeding concerning the Company, a Subsidiary or an Affiliate; or

●	neglect or misconduct in the performance of your duties and responsibilities, provided that, if curable, you did not cure such neglect or misconduct within ten (10) days after you were provided written notice of such neglect or misconduct.

Notwithstanding the above, if you have an employment agreement with the Company, a Subsidiary or an Affiliate that contains a different definition of cause, then the definition contained in your employment agreement will control. The determination as to whether you are terminated for Cause will be made in the sole discretion of the Company.

Section 83(b) Election

You may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Stock substantially in the form attached hereto as Exhibit A. Any such election must be made within thirty (30) days after the Grant Date. If you elect to make a Section 83(b) Election, you must provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the Internal Revenue Service. You must also make arrangements satisfactory to the Company to pay to the Company any federal, state or local income taxes required to be withheld with respect to the Restricted Stock. If you fail to make such tax payments as are required, the Company will, to the extent permitted by law, have the right to deduct from any payment of any kind (including without limitation, the withholding of any Shares that otherwise would be issued to you under this Agreement) otherwise due to you any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock.

If you do not properly make a Section 83(b) Election, you must, no later than the date or dates as of which the Period of Restriction referred to in this Agreement hereof shall lapse, pay to the Company, or make arrangements satisfactory to the Committee for payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock (including without limitation the vesting thereof), and the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind (including without limitation, the withholding of any Shares that otherwise would be distributed to you under this Agreement) otherwise due to you any federal, state, or local taxes of any kind required by law to be withheld with respect to the Restricted Stock.

Tax consequences (including without limitation federal, state, local and foreign income tax consequences) with respect to the Restricted Stock (including without limitation the grant, lapse of the Period of Restrictions and/or forfeiture thereof) are your sole responsibility. You should consult with your own personal accountant(s) and/or tax advisor(s) regarding these matters, the making of a Section 83(b) Election, and your filing, withholding and payment (or tax liability) obligations. YOU (AND NOT THE COMPANY OR ANY OF ITS AGENTS) SHALL BE SOLELY RESPONSIBLE FOR APPROPRIATELY FILING THE 83(B) ELECTION FORM, EVEN IF YOU REQUEST THE COMPANY OR ITS AGENTS TO MAKE THIS FILING ON YOUR BEHALF. THE 83(B) ELECTION FORM MUST BE FILED WITH THE INTERNAL REVENUE SERVICE WITHIN 30 DAYS AFTER THE DATE OF GRANT OF THIS RESTRICTED STOCK.

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Withholding Taxes	You may satisfy the withholding requirements with respect to the Restricted Stock pursuant to any one or combination of the following methods: (i) payment in cash; (ii) payment by surrendering unrestricted previously held Shares which have a Fair Market Value equal to the required withholding amount or the withholding of Shares that otherwise would be deliverable to you pursuant to this Agreement, (iii) withholding Shares that otherwise would be issued to you upon the lapse of the Period of Restriction with a Fair Market Value no greater than the minimum amount required to be withheld by law. You may surrender Shares either by attestation or by delivery of a certificate or certificates for Shares duly endorsed for transfer to the Company (as guaranteed or notarized in such other manner as the Committee may require).

Transfer of Restricted Stock	Other than by will or under the applicable laws of descent and distribution, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in this Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in this Agreement. The terms of this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.

Market Stand-Off Agreement	If requested by the Company or the managing underwriter pursuant to any proposed public offering of the Company’s securities, you agree that you will not, directly or indirectly, sell, lend, pledge, offer, transfer, make any short sale of, sell any option or contract to purchase, contract to sell, purchase any option or contract to sell, grant any option, right or warrant for the purchase of, otherwise transfer or dispose of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares held by you immediately prior to the effectiveness of the registration statement for such public offering for a period specified by the Company or the managing underwriter for such offering, which period shall not exceed one (1) year following the effective date of the public offering. You further agree to execute such agreements as may be reasonably requested by the Company or the managing underwriter for such offering that are consistent with this provision of the Agreement or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Shares until the end of such period.

Employment Rights	Neither the Restricted Stock nor this Agreement give you the right to provide Continuous Service to the Company, Subsidiary, or an Affiliate in any capacity. The Company, its Subsidiaries and Affiliates reserve the right to terminate your Continuous Service at any time, with or without Cause.

Shareholder Rights	Except as otherwise provided in this Agreement, you will have, with respect to all of the Shares of Restricted Stock, whether subject to a Period of Restriction or not, all of the rights of a holder of Shares of common stock of the Company, including without limitation (i) the right to vote such Restricted Stock, (ii) the right to receive cash and stock dividends, if any, as may be declared on the Restricted Stock from time to time, and (iii) the rights available to all holders of Shares of common stock of the Company upon any merger, consolidation, reorganization, liquidation or dissolution, stock split-up, stock dividend or recapitalization undertaken by the Company; provided, however, that dividends or distributions declared or paid on the Restricted Stock by the Company prior to the lapse of the Period of Restrictions with respect to such Shares shall be subject to the same restrictions on transfer, forfeiture, and Period of Restrictions as the Restricted Shares in respect of which such dividends or distributions were made such that in the event that such Shares of Restricted Stock are subsequently forfeited, the dividends attributable to such portion shall be forfeited as well. In addition, notwithstanding any provision to the contrary herein, any cash dividends declared with respect to Shares of Restricted Stock subject to this Agreement shall be held in escrow by the Committee until such time as the Shares of Restricted Stock that such cash dividends are attributed to shall become vested Shares.

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Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Shares of Restricted Stock will be adjusted pursuant to the Plan.

Compliance with Law	The issuance and transfer of Shares of common stock of the Company shall be subject to compliance by the Company and you with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Shares of common stock may be listed. No Shares of common stock of the Company shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. You understand that the Company is under no obligation to register the Shares of common stock of the Company with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

Legends	A legend may be placed on any certificate(s) or other document(s) delivered to you indicating restrictions on vesting or transferability of the Shares of Restricted Stock pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the Shares of common stock of the Company are then listed or quoted.

Recoupment Policy	This Restricted Stock award, and the Shares acquired upon the Period of Restrictions lapsing, shall be subject to any Company recoupment or clawback policy in effect from time to time.

Effect of Significant Corporate Transactions	If the Company is a party to a merger, consolidation, or certain change in control transactions, then this Agreement will be subject to the applicable provisions of Articles 4 and 14 of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Nevada (without regard to its choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

This Plan, this Agreement and the Notice of Restricted Stock Grant constitute the entire understanding between you and the Company regarding this grant of Restricted Stock. Any prior agreements, commitments or negotiations concerning this grant of Restricted Stock are superseded. This Agreement may be amended only by another written agreement between the parties.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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